FOR IMMEDIATE RELEASE

HIGH PLAINS GAS ANNOUNCES TERMINATION OF PURCHASE AND SALE AGREEMENT WITH HUBER ENERGY

Company to focus on production and reserve growth on Fairway CBM Acreage in Wyoming

GILLETTE, June 30, 2011—High Plains Gas, Inc. (OTCBB: HPGS or “HPG” or “the Company”) announced the termination of the purchase and sale agreement (PSA) signed with Huber Energy in February, 2011 to acquire its Powder River Basin natural gas assets.  The terms of the PSA, including all amendments, required the completion of purchase of the specified assets on or before July 29th, 2011.

Brent Cook, Chief Executive Officer of High Plains Gas, said, “We worked diligently to finalize closing terms acceptable to both parties but we could not come to an agreement.  Therefore, this transaction will not be completed.”

Cook continued, “We remain focused on operating assets we own and in growing our business through organic drill-bit growth, through our successful Coal Bed Methane (CBM) well-reactivation strategy on our Fairway acreage in Wyoming, and through selective acquisitions.   While we are disappointed not to close this particular transaction, our existing assets provide us with sizable production and reserves as well as organic growth potential through well reactivations. The Board and management remain committed to our strategy of seeking assets that we believe are undervalued as we believe these are the opportunities to add value for shareholders.”

About the Company

High Plains Gas, Inc. is a Gillette, Wyoming based energy company actively engaged in the acquisition, development and production of natural gas primarily in the Powder River Basin.  In October 2010, the Company acquired the former Marathon “North & South Fairway” assets.  These assets consist of 1614 Coal Bed Methane Wells with associated flow lines and over 155,000 net acres. This combined with the company’s existing 92 natural gas wells gives the company a strong foundation in the natural gas industry. High Plains Gas will continue to pursue expansion opportunities for the profitable production and transmission of natural gas. High Plains Gas believes it has unique expertise and experience in the refurbishment and reactivation of wells that produce natural gas from coal bed methane formations that helps position it strategically in the Powder River Basin.

Safe Harbor

Statements made about our future expectations are forward-looking statements and subject to risks and uncertainties as described in our most recent filings made with the US Securities and Exchange commission, and are subject to change at any time. Our actual results could differ materially from these forward-looking statements. We undertake no obligation to update publicly any forward-looking statement.

Company Contact:

High Plains Gas, Inc.

Tim Ondrak

(406) 239-1214

Email: ir@highplainsgas.com

www.highplainsgas.com

IR Agency Contact:

Lippert/Heilshorn & Associates, Inc.

Becky Herrick

(415)433-3777

beherrickj@lhai.com